UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 16, 2013

Asian Trends Media Holdings, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-52020	90-0201309
(Commission File Number)	(IRS Employer Identification No.)

203 Hankow Center, 5-15 Hankow Road
Tsimshatsui, Kowloon, Hong Kong
(Address of Principal Executive Offices)

852-2882-7026
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 16, 2013, Zhi Jian Zeng resigned as the Chief Executive Officer of the Company and Huang Jian Nan resigned as the Chief Financial Officer of the Company. The Company accepted their resignations on the same date. Neither individual has any disputes against the Company.

On May 16, 2013, Mr. Ho Kam Hang was appointed as the Chief Executive Officer of the Company and Dr. Chong Cheuk Man Yuki was appointed as the Chief Financial Officer of the Company.  On that same date, the company appointed Ms. Chan Fuk Yu, Mr. Yu Cheung Fai Alex, Mr. Yu Man Lok and Mr. Yu Ka Wai as Directors of the Company. Brief professional biographies of each new appointee follow:

Mr. Ho Kam Hang

Mr. Ho, age 34, is the new Chief Executive Officer of the Company.

Mr. Ho has over thirteen years of experience in investment alternatives including gold, securities, foreign exchange and private equity funds. For the past ten years, Mr. Ho has worked as a financial practitioner and senior vice president in several of Hong Kong's largest Chinese-owned financial group companies.

Since 2011, Mr. Ho has served as the Chief Executive Officer of Yus International Bullion Limited which is located in Hong Kong. He also serves as a lecturer for the Registered Financial Planners and Certified Financial Consultant programs, the Broadcaster and Consultant of Television Financial programs, and is a director of the Lions Club of New Era (Hong Kong) and Capital Investment Entrant Company.

Dr. Chong Cheuk Man Yuki, PhD (NEUST), MSocSc (HKU), MBA (RRU), BGS (FHSU), BAM (Ballarat) PG Dip Law (Northumbria), PG Dip Mgt (Leicester) ACEA (UK), CFC, RFP (USA), ChMC

Dr. Chong, age 42, is the new Chief Financial Officer of the Company.

Dr. Chong has over ten years of experience in property management and government contract projects in Hong Kong. For the past eight years, Dr. Chong has been self-employed as a business consultant, providing consulting services to companies in the fields of administration, internal auditing, strategic planning and execution, accounting and budgeting efforts. He also serves as an adjunct professor and faculty member of universities in Canada, the U.S. and Hong Kong.

Mr.  Alex Yu Cheung Fai Alex

Mr. Yu, age 48, is now a director of the Company.

Mr. Yu also serves as the president of the Hong Kong Customs Officers Union and the vice president of the Hong Kong St. John Ambulance Union. Mr. Yu has served as the director of Lions Club of New Era (Hong Kong); and the president of China and Hong Kong Tourist Association for the past several years.

Mr. Yu is an entrepreneur and philanthropist in China and Hong Kong. He is enthusiastic in his support for charities and community services, including building schools for impoverished students in China and raising funds for those in financial need.

Ms. Chan Fuk Yu

Ms. Chan, age 30, is a director of the Company and a renowned investment analyst.

From 2003 to present, Ms. Chan has been the director of Yus International Group Limited, located in Hong Kong. Her clients have included individuals, investment advisors, corporations, executives, and insurance companies. She also performs significant research and analysis of economic, industry, and company analyses in the evaluation of investment alternatives including private equity funds, gold, securities, real estate and foreign exchanges.

Mr. Yu Lok Man

Mr. Yu, age 39, is a director of the Company.

Mr. Yu is the Brand Director of YUS International Bullion Limited and responsible for marketing, planning and brand development.

Over the past ten years, Mr. Yu performed operational management and marketing duties, such as coordinate large-scale exhibitions, advertising, brand development and charity activities in different organizations.

Mr. Yu Ka Wai, BBA (Hon) Accountancy (CityU HK).

Mr. Yu, age 33, is a director of the Company.

He also serves as the director and shareholder of YUS International Bullion Limited which is located in Hong Kong. Mr. Yu has over 12 years of experience in the investment and finance industry in Asia. Since 2011, Mr. Yu has been the head of the Account and Administration Department of YUS International Group Limited. He was responsible for the overall accounting, taxation, company secretarial and administration strategies of the group.

SIGNATURES
In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Asian Trends Media Holdings, Inc.

Dated: May 20, 2013	/s/ Ho Kam Hang
Ho Kam Hang, Chief Executive Officer